Exhibit 99.1

August 31, 2018	PRESS RELEASE

BankGuam Holding Company

Declares 3rd Quarter Dividends

BankGuam Holding Company (BKGMF), announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share for the holders of its common stock and a dividend payment to the holders of the Company’s 5.5% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series A, at its Board’s regular meeting held on Monday, August 27, 2018. The dividends will be paid on September 28, 2018, to shareholders of record as of September 14, 2018.

CONTACT:	BankGuam Holding Company William D. Leon Guerrero, EVP and COO (671) 472-5273